Exhibit 99.1

TOWER BANCORP COMPLETES MERGER WITH
FNB FINANCIAL CORPORATION

FOR IMMEDIATE RELEASE—JUNE 1, 2006

Greencastle, PA, June 1, 2006—Tower Bancorp, Inc. (OTCBB:TOBC.OB), the parent company of The First National Bank of Greencastle, announced today that it has completed the merger of FNB Financial Corporation (OTCBB: FNBBD.OB) into Tower Bancorp, Inc. Prior to the merger, FNB was the parent company of The First National Bank of McConnellsburg. Following the merger, The First National Bank of McConnellsburg will operate as a separate banking subsidiary of Tower. During the third quarter, Tower expects to merge The First National Bank of McConnellsburg with and into The First National Bank of Greencastle.

Tower and FNB shareholders approved the merger at special meetings of shareholders held on March 14, 2006. Final regulatory approvals were received following the meetings. Under the terms of the merger agreement, FNB shareholders will receive either 0.8663 shares of Tower Bancorp, Inc. common stock or $39.00 in cash. Based upon elections of FNB shareholders, approximately 7.5% of FNB’s shareholders elected to receive cash for their shares of FNB common stock and approximately 92.5% (including shareholders who did not submit elections) elected to receive shares of Tower Common stock for their FNB common stock.

Tower will not issue fractional shares. Instead, FNB shareholders will receive cash in lieu of fractional shares of Tower common stock that the shareholder would otherwise be entitled to receive.

Tower Bancorp, Inc. is the holding company for The First National Bank of Greencastle, a national bank. As a result of the merger with FNB, The First National Bank of McConnellsburg has become the wholly owned subsidiary of Tower. Tower has total assets of approximately $527 million. Tower conducts its banking business in Greencastle, Pennsylvania, with additional branch locations in Shady Grove, Quincy, Laurich Estates, Waynesboro, Chambersburg (2), Mercersburg, McConnellsburg (2), Needmore, and Fort Loudon, Pennsylvania and Hancock and Hagerstown, Maryland. Additional information is available about First National Bank of Greencastle at www.fnbgc.com. Additional information is available about First National Bank of McConnellsburg at www.fnbmcconnells.com.

This press release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Tower. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:  (1) estimated cost savings from the acquisition cannot be fully realized within the expected time frame; (2) revenues following the acquisition are lower than expected; (3) competitive pressure among depository institutions increases significantly; (4) costs or difficulties related to the integration of the businesses of Tower and FNB are greater than expected; (5) changes in the interest rate environment reduce interest margins; (6) general economic conditions, either nationally or in the markets in which Tower will be doing business, are less favorable than expected; or (7) legislation or changes in regulatory requirements adversely affect the businesses in which Tower would be engaged.